                                                                   EXHIBIT 1.1A


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


No. ----                                                          $---------

                                 ZITEL CORPORATION

              3% CONVERTIBLE SUBORDINATED DEBENTURE DUE JUNE 15, 1999


      THIS DEBENTURE ("Debenture") is one of a duly authorized issue of Debentures of ZITEL CORPORATION, a corporation duly organized and existing under the laws of the State of California (the "Company"), designated as the Company's 3% Convertible Subordinated Debentures Due June 15, 1999, in an aggregate principal amount not exceeding TEN MILLION U.S. DOLLARS (U.S.$10,000,000) (the "Debenture").

      FOR VALUE RECEIVED, the Company promises to pay to --------------------, the initial holder hereof, or its order (including successors-in-interest, the "Holder"), the principal sum of ---------------- U.S. DOLLARS (U.S.$--------)
on June 15, 1999 (the "Maturity Date") in the manner and amount and subject to the terms and conditions of Section 6 hereof and to pay interest on the principal sum outstanding under this Debenture ("Outstanding Principal Amount"), at the rate of 3% per annum due and payable quarterly in arrears on the first day of September, December, March and June of each year (each an "Interest Payment Date"), with the first such payment due on September 1, 1998. Interest shall accrue daily and compound quarterly commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "Debenture Register"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Convertible Subordinated Debenture Purchase Agreement dated as of June 16, 1998 between the Company and the Holder and the other parties thereto (the "Purchase Agreement") or the Registration Rights Agreement dated as of June 16, 1998 between the Company and the Holder and the other parties thereto (the "Registration Rights Agreement").

      The principal of, interest on, and default payments (referred to below) in respect of this Debenture are payable in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time; PROVIDED, HOWEVER, that, in lieu of paying such interest in coin or currency, the Company may, at its option (provided it gives at least fifteen (15) business days notice prior to an Interest Payment Date), pay interest on this Debenture for any Interest Payment Date in registered Common Stock of the Company, if and only if such stock is subject to Effective Registration (as defined in the Purchase Agreement), with the number of shares of Common Stock determined by dividing (x) the amount of interest due for such payment period by (y) the Conversion Price determined as if the Interest Payment Date were a Holder Conversion Date ("Common Stock Interest"), pursuant to a revocable statement in the form of Exhibit 2 hereto ("Common Stock Statement") delivered at least fifteen (15) business days prior to the Interest Payment Date on which the Company plans to pay such Common Stock Interest and effective for such Interest Payment Date only. If neither the cash interest due hereunder is paid, nor the Common Stock Statement delivered, to the Holder as provided above, the Company shall no longer have the right to choose the Common Stock Interest option on that Interest Payment Date or any future Interest Payment Dates and the Holder may elect either cash interest or Common Stock Interest hereunder at its option, or may choose to add such amounts to the Outstanding Principal Amount. Any Common Stock Interest or cash interest when so added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to have been part of the principal indebtedness originally evidenced by this Debenture including, without limitation, for purposes of determining interest payable hereunder after the applicable Interest Payment Date for which such Common Stock Statement is delivered by the Company and amounts convertible into Common Shares hereunder after the applicable Interest Payment Date for which such Common Stock Statement is delivered by the Company.

      The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date and addressed to such Holder at the last address appearing on the Debenture Register.

      The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the 31st day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of the Citibank Prime Rate per annum plus 7% or the highest rate permitted by law.

      Additional cash payments (referred to as "default payments") may be required pursuant to the Registration Rights Agreement if there occurs an "Interfering Event" (as defined therein). Such default payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

      Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period would not exceed such highest legal rate.

      The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.

      This Debenture is subject to the following additional provisions:

      1. DENOMINATION. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

      2. TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

      3. DEFINITIONS. For purposes hereof the following definitions shall apply:

            "CHANGE IN CONTROL TRANSACTION" shall mean the occurrence of (x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power.

            "CLOSING BID PRICE" shall mean the last closing bid price on the principal Approved Market (as defined in the Purchase Agreement) as reported by Bloomberg Financial Market or an equivalent reliable reporting service selected by the Holder and the Company.

            "CLOSING DATE" shall mean the date of original issuance of this Debenture.

            "COMMON STOCK" shall mean the common stock, no par value, of the Company.

            "CONVERSION NOTICE" shall have the meaning set forth in Paragraph 5(g).

            "CONVERSION PRICE" shall have the meaning set forth in Paragraph
5(c).

            "CONVERSION RATE" shall have the meaning set forth in Paragraph
5(b).

            "FORCED CONVERSION DATE" shall mean the Maturity Date, without taking into consideration any acceleration thereof by reason of default, required redemption, or otherwise. The Forced Conversion Date shall be subject to deferral as provided for herein and in the Registration Rights Agreement.

            "HOLDER CONVERSION DATE" shall have the meaning set forth in Paragraph 5(g).

            "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

                        (i) If the Common Stock is listed on an Approved Market, the Closing Bid Price;

                        (ii) If (i) does not apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, the lesser of
              (A) the lowest sales price or (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

                        (iii) If neither clause (i) nor (ii) above applies, the
              market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

            "TRADING DAY" shall mean a day on which the Common Stock is traded on the NASDAQ or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

      4. CHANGE IN CONTROL, ETC. If a Change in Control Transaction occurs before 30 days have elapsed after the date that the Registrable Securities (as defined in the Registration Rights Agreement) have been registered as contemplated therein (the "Effectiveness Date") (such 30 days to be extended one (1) day for each day after such date on which there is a lack of Effective Registration), or if the provisions of Section 7 have not been complied with, then the Holder shall be entitled to have the Company redeem this Debenture in whole or in part at a redemption price equal to 120% of the Outstanding Principal Amount of this Debenture plus all accrued but unpaid interest and penalties on this Debenture. Such Holder shall be entitled to make such election at any time after commencement and up to 10 days after the effective date of the Change in Control Transaction. For purposes of this Paragraph 4, the commencement date shall be the day upon which the Change in Control Transaction was publicly announced.

      5. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights.

            (a) HOLDER'S RIGHT TO CONVERT. This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

            (b) CONVERSION PRICE FOR HOLDER CONVERTED SHARES. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                               P + I + D
                   --------------------------------

                           Conversion Price

      P = Outstanding Principal Amount of this Debenture submitted for conversion
      I = accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date
      D = default payments (not previously added to principal) as of the Holder Conversion Date

                  The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "Conversion Rate."

            (c) INITIAL CONVERSION PRICE. Subject to adjustments pursuant to Sections 5 and 7, this Debenture will have a conversion price (the "Conversion Price") equal to 90.0% of the average of the Closing Bid Price for each of the five (5) Trading Days immediately following, but not including, the Closing Date (such five (5) Trading Day average being referred to as the "Closing Price"). The Holder shall deliver a notice to the Company on the sixth Trading Day immediately following the Closing Date setting forth the calculation of the Conversion Price, which calculation shall be binding upon the Company absent manifest error in such calculation.

            (d) PERIODIC ADJUSTMENTS TO THE CONVERSION PRICE. If, at any time prior to the later of (x) the Registration Statement being declared effective by the SEC or (y) the 45 day anniversary of the Closing Date, the Closing Bid Price is for five (5) consecutive Trading Days (the fifth of such five (5) consecutive Trading Days being the "Periodic Reset Date") less than 50% of the Closing Price (such Closing Bid Price, multiplied by 90%, being known as the "Periodic Reset Price"), THEN the Company will deliver into the Holder's possession within three (3) Trading Days ("T+3") of the Periodic Reset Date, such number of additional shares of Common Stock as, together with such other shares of Common Stock as the Holder previously acquired as a result of the conversion of this Debenture, would result in such Holder having acquired in the aggregate a number of shares of Common Stock equal to the number that would have been acquired if all prior conversions had been at the Periodic Reset Price as the Conversion Price. Adjustments pursuant to this Section 5(d) may occur multiple times. If at the Single Reset Date (defined below) the Single Reset Price is greater than the Periodic Reset Price pursuant to which shares of Common Stock were delivered to the Holder under this paragraph (d), then the Holder will be required to return a portion of the shares previously delivered, so that the number of shares delivered pursuant to paragraphs (d) and (e) would be as determined at the Single Reset Price.

            (e) ONE-TIME ADJUSTMENT TO THE CONVERSION PRICE. If the lesser of (i) the average of the Closing Bid Prices of the Common Stock for the ten
(10) consecutive Trading Days prior to but excluding the day on which the Registration Statement is declared effective by the SEC and (ii) the average of the Closing Bid Prices of the Common Stock for the ten (10) consecutive Trading Days prior to but excluding the 45 day anniversary of the Closing Date (such lesser price, multiplied by 90%, being known as the "Single Reset Price" and the date from which the Single Reset Price is calculated being known as the "Single Reset Date"), is less than the Closing Price, THEN if and only if such Single Reset Price is lower than the Conversion Price, (x) such Single Reset Price will automatically become the Conversion Price (subject to further adjustment) for all purposes of this Debenture, and (y) the Company will deliver into the Holder's possession within T+3 of the Single Reset Date, such number of additional shares of Common Stock (if any) as, together with such other shares of Common Stock as the Holder previously acquired as a result of the conversion of this Debenture would result in such Holder having acquired in the aggregate a number of shares of Common Stock equal to the number that would have been acquired if all prior Conversions had been at the Single Reset Price as the Conversion Price. Adjustments pursuant to this Section 5(e) may occur only once.

            (f) ADJUSTMENTS TO CLOSING PRICE. In the event that subsequent to the Closing Date and prior to or during any period of consecutive trading days provided for above, the Company shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, then the Closing Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

            (g) MECHANICS OF CONVERSION. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 1 hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office that the Holder elects to convert the principal amount (plus accrued but unpaid interest and default payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

                  The Company shall issue and deliver within T+3 after delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 and 6 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

      6.    CONVERSION UPON MATURITY.

            (a) At the Forced Conversion Date, all Debentures outstanding at such time shall be automatically converted into Common Stock of the Company in accordance with the terms of this Debenture, the Purchase Agreement and the Registration Rights Agreement, without notice; PROVIDED, however, that such conversion will be subject to the limitations on a Holder's right to convert as set forth in paragraph 12 below, and, provided further that the Forced Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days (A) there is not Effective Registration (as defined in the Purchase Agreement), but not including the first 90 days after the Closing;
(B) there is not a sufficient amount of Common Shares available for conversion of all outstanding Debentures; or (C) for any other reason there is a default in, or failure of performance of, the obligations of the Company under this Debenture, the Purchase Agreement or the Registration Rights Agreement which interferes with the ability of the Holder to convert this Debenture or to freely sell without restriction the shares of Common Stock available upon conversion thereof. The portion of the Outstanding Principal Amount of the Debenture that may not be converted by reason of such paragraph 12 limitation will be paid to the Holder by the Company in cash in an amount equal to 110% of the sum of (i) the Outstanding Principal Amount and (ii) accrued but unpaid interest and default payments ("Cash Payment").

            The Company shall issue and deliver within T+3 after delivery to the Company of this Debenture, or after receipt of the agreement and indemnification described in paragraph 5(c) above, to the Holder of the Debenture at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled hereunder, together with the Cash Payment and a calculation of the Conversion Rate. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Forced Conversion Date. The Forced Conversion Date shall be a "Holder Conversion Date" for purposes of this Debenture.

            (b) Notwithstanding the preceding subparagraph (6)(a), no holder of Debentures shall be obligated to convert any Debentures held by such Holder on the Forced Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such automatic conversion:

                  (i) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, any Warrant or this Debenture (for purposes of this clause (i), "material" shall mean materially affecting the business, affairs or prospects of the Company or the market for its securities, or having a material effect on the rights and benefits sought to be obtained by the Holders in acquiring the Debentures).

                  (ii)  none of the events described in clauses (i) through
            (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                  (iii) Effective Registration (as defined in the Purchase
            Agreement) has occurred and is continuing and has continuously existed for the prior 60 consecutive trading days;

                  (iv) the Company and its direct and indirect subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Company is not and has not been subject to any liquidation, dissolution or winding up of its affairs; and

                  (v) each Holder of Debentures shall have received a certificate from an appropriate executive officer of the Company certifying that each of the foregoing conditions precedent exist or have been satisfied.

            The Company shall be given the opportunity after the Forced Conversion Date to cure the above conditions, and shall after effecting such cure give each Holder of Debentures ten (10) Trading Days' notice prior to an automatic conversion of such Holder's Debentures. Such automatic conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Debentures contained herein.

            If the Company is not able to cure the above conditions, then (i) the Company has the right upon 60 days' prior written notice to the Holders, provided that such notice shall be effective if and only if the Company has had unrestricted freely trading Common Stock available for conversion by the Holders for the duration of the 60-day notice period and the Holders shall have had the opportunity to convert their Debentures during that period, and (ii) each Holder has the right to cause the Company, to redeem all Debentures outstanding at such time at a redemption price per Debenture equal to 120% of the sum of the Outstanding Principal Amount of the Debenture plus accrued but unpaid interest and default payments on the Debenture.

            (c) The Company has no right to prepay this Debenture in whole or in part, or to pay this Debenture, except as set forth in this Section 6.

      7. STOCK SPLITS; DIVIDENDS; ADJUSTMENTS; REORGANIZATIONS; PAYMENTS IN LIEU OF CONVERSIONS.

            (a) If the Company, at any time while the Debentures are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) issue any securities payable in shares of Common Stock,
(iii) subdivide outstanding Common Shares into a larger number of shares, (iv) combine outstanding Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

            (b) In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible or exchangeable securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible or exchangeable securities (other than shares or options issued pursuant to the Company's current employee or director option plans or stock purchase plans as amended consistent with the practice in the high-technology sector, at prices consistent with past practice or shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement and listed in Section 2.1(c) of the Disclosure Schedule) at an effective purchase price per share which is less than the greater of the Conversion Price then in effect or the Market Price for Shares of the Common Stock on the trading day next preceding such issue or sale, then in each such case, the Conversion Price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction,
(x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Market Price for shares of Common Stock or Conversion Price, as the case may be, then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

            For the purposes of the foregoing adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Exchangeable Securities"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

            In the event of any such issuance for a consideration which is less than such Market Price for Shares of Common Stock and also less than the Conversion Price then in effect, than there shall be only one such adjustment by reason of such issuance, such adjustment to be that which results in the greatest reduction of the Purchase Price computed as aforesaid.

            (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of Common Shares evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 7(b) above) then in each such case the Conversion Price at which the Debenture shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Market Price for Shares of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Market Price for Shares of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding 25% of the net assets of the Company, such fair market value shall be determined at the Company's expense by a nationally recognized or major regional investment banking firm or firm of independent chartered accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company)
(an ?Appraiser?) selected in good faith by the Board of Directors and Holders of a majority in interest of the Debentures. In either case the adjustments shall be described in a statement provided to all holders of Debentures of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            (d)(1) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 7), then and as a condition to each such event provision shall be made so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

            (2) If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock, including by way of a sale of all or substantially all of the assets of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Paragraph 7), then, as a part of and a condition to such reorganization, provision shall be made in a manner reasonably acceptable to the Holders of the Debentures so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Paragraph 7 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

            (e) Whenever the Conversion Price is adjusted pursuant to Section 7(a), (b), (c) or (d), the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (f) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

            (g) In no event shall the Company issue more than the Maximum Share Amount (as defined below and subject to adjustment as provided herein) upon conversion of this Debenture, unless the Company shall have obtained Stockholder Approval (as defined below) or a waiver of such requirement by NASDAQ. As used herein, Stockholder Approval means approval by the stockholders of the Company in accordance with Rule 4460(i) of the rules of NASDAQ. Once the Maximum Share Amount has been issued (the date of which is ereinafter referred to as the "Maximum Conversion Date"), unless the Company shall have obtained Stockholder Approval or a waiver of such requirement by NASDAQ, in lieu of any further right to convert this Debenture, and in full satisfaction of the Company's obligations under this Debenture, the Company shall pay to the Holder, within three (3) business days of the Maximum Conversion Date, an amount equal to the greater of (i) 120% TIMES the sum of
(a) the then outstanding principal amount of this Debenture immediately following the Maximum Conversion Date PLUS (b) accrued and unpaid interest on such principal amount plus (c) accrued and unpaid default payments and interest, if any, PLUS (d) any optional amounts that may be added thereto at the Maximum Conversion Date by the Holder in accordance with the terms hereof (the then outstanding principal amount of this Debenture immediately following the Maximum Conversion Date PLUS the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the "Remaining Convertible Amount"), or (ii) the Remaining Convertible Amount DIVIDED BY the Conversion Price (based on the five (5) consecutive Trading Days ending on the date which is two (2) trading days prior to the date of payment) MULTIPLIED BY the Closing Bid Price of the Common Stock on the Approved Market on the Trading Day immediately preceding the date of payment. The Maximum Share Amount shall mean an aggregate of 3,381,575 shares of Common Stock (19.9% of the Company's outstanding shares of Common Stock as of June 10, 1998 minus 150,000 shares reserved for issuance upon exercise of the Warrants), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof. With respect to each Holder of Debentures, the Maximum Share Amount shall refer to such Holder's PRO RATA share thereof. In the event that the Company obtains Stockholder Approval, the approval of NASDAQ or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Stockholder Approval is not obtained or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the Holder may grant an extension of the effective date of such registration statement. In the event that (a) the aggregate number of shares of Common Stock issued pursuant to this Debenture and the other Debentures issued on the Closing Date represents at least fifty percent (50%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of share of Common Stock issued pursuant to this Debenture and the other Debentures issued on the Closing Date PLUS (y) the aggregate number of shares of Common Stock that remain issuable pursuant to this Debenture and the otherDebentures issued on the Closing Date and Warrants issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the Maximum Share Amount
(the "Triggering Event"), the Company will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date.

      8. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

      9.    RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

            (a) Reservation Requirement. So long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in Section 3.10 of the Purchase Agreement.

            (b) DEFICIENCY. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

      10. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

      11. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

      12.   LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

            (a) Notwithstanding anything to the contrary contained herein, no Debenture may be converted to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of Debentures or ownership of other securities that have limitations on a Holder's rights to exchange, convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed 4.9%
(the "Restricted Ownership Percentage") of the total issued and outstanding shares of the Company's Common Stock; provided that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each Holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 12(a) upon 61 days' prior notice to the Company or immediately in the event of the announcement of a pending or proposed Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to (w) or
(x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of the announcement of a pending or proposed Change in Control Transaction if it results in an increase in the percentage) and (z) each Holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of the announcement of a pending or proposed Change in Control Transaction, any Holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change in Control Transaction, without imposing such requirement on, or otherwise changing such Holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to result in a new Change in Control Transaction. The term "deemed beneficially owned" as used in this Debenture shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Debentures. The Company shall provide all Holders with the earlier of (i) 20 days' prior written notice of any such Change in Control Transaction, to the extent the Company has prior knowledge of a Change in Control Transaction; or (ii) notice on the day immediately following the Company's learning of any such transaction, but only after, in the case of (i) and (ii), such Change in Control Transaction has been publicly disclosed.

            (b) Under certain circumstances specified in Section 3.15 of the Purchase Agreement, certain Debentures that are the subject of a Conversion Notice must be converted for cash.

      13.   SUBORDINATION.

            (a) AGREEMENT TO SUBORDINATE. Notwithstanding anything in this Debenture to the contrary, the Company agrees, and by accepting this Debenture the Holder agrees, that the indebtedness evidenced by this Debenture, solely to the extent that same is payable in cash and not in shares of Common Stock, is subordinate and subject in right of payment, to the extent and in the manner expressly provided in this Section 13, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of and enforceable by the holders of Senior Debt. This Debenture shall in all respects rank senior to all other present and future obligations of the Company (other than trade debt), and only Senior Debt shall rank senior to this Debenture.

            (b) INSOLVENCY, BANKRUPTCY, DISSOLUTION OF COMPANY. Upon any payment or distribution (whether in cash, securities or other property) to creditors of the Company upon any Insolvency Event:

                  (i) all Senior Debt shall first be paid in full before the Holder shall be entitled to receive any payment or other distribution on or in respect of this Debenture; and

                  (ii) until all Senior Debt is paid in full, any payment or distribution to which the Holder of this Debenture would be entitled but for this Section 13 shall be made to holders of Senior Debt as their interests may appear, except that the Holder may receive shares of the Company as reorganized or readjusted or securities of the Company or any other corporation if the payment of such securities is subordinate to Senior Debt to at least the same extent as this Debenture is subordinate to Senior Debt.

            (c) Default on Senior Debt. i) The Company may not pay the principal of, premium, if any, or interest on, this Debenture or make any deposit in respect of this Debenture (not including any reservation of Common Stock for purposes of the conversion of Debentures) and may not repurchase, redeem or otherwise retire this Debenture (collectively, "pay this Debenture") if (i) the principal of or interest on any Senior Debt is not paid when due or
(ii) any other default on Senior Debt occurs and (ii) the maturity of such Senior Debt is accelerated in accordance with its terms unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full. During the continuance of any default (other than a default described in clause (i) and (ii) of the preceding sentence) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay this Debenture for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Holder of written notice of such default from a representative of such Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Company from the representative which gave such Payment Blockage Notice, (ii) by repayment in full of such Senior Debt or (iii) because the default specified in such Payment Blockage Notice is no longer continuing). Notwithstanding the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Senior Debt or the representative of such holders shall have accelerated the maturity of such Senior Debt, the Company shall resume payments (including any missed payments) on this Debenture after the end of such Payment Blockage Period unless such payment is otherwise prohibited under this Section 13. Multiple Payment Blockage Periods may be imposed so long as (x) the cumulative period covered by all such Payment Blockage Periods does not exceed 179 days in any 365 consecutive day period and (y) no more than one Payment Blockage Period may result from the same default.

                  ii) The failure to make a payment or distribution on this Debenture by reason of this Section 13 shall not be construed or deemed to prevent the occurrence of an event of default hereunder; provided that any acceleration of payment of this Debenture resulting therefrom shall be rescinded if and when the following conditions shall be simultaneously satisfied: (x) each payment or distribution which gave rise to such event of default shall be made and (y) no other such event of default shall have occurred.

            (d) SUBORDINATED ACCELERATION; STANDSTILL. The Holder agrees to give the Company not less than 5 days' prior written notice of its intention to accelerate the maturity of this Debenture pursuant to Section 4 hereof. The Company will promptly notify holders of Senior Debt of any obligation to make payments to be made under Section 7.

            (e) PERMITTED PAYMENTS. So as to eliminate any doubt, except (as to cash payments) as provided in Sections 13(b) and 13(c), payments under this Debenture, and payments under the Registration Rights Agreement (whether in cash or Common Stock (as applicable)) (collectively, "Permitted Payments") shall be made by the Company on the terms of this Debenture and Registration Rights Agreement, as the case may be.

            (f) TURNOVER. If the Holder receives any cash payment or other cash distribution on this Debenture (other than pursuant to a conversion) at a time when such payment or distribution should not have been made to the Holder by reason of this Section 13, such payment or distribution shall be deemed to have been received and held in trust for the benefit of the holders of the Senior Debt, and shall be segregated from other property of the Holder and be paid and delivered as promptly as practicable to the holders of the Senior Debt, as their interests may appear, for application to, or collateral for, the payment or prepayment of the Senior Debt.

            (g) RELATIVE RIGHTS. This Section 13 defines the relative rights of the Holder and the holders of Senior Debt. Nothing herein shall:

                  (i) impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on this Debenture in accordance with its terms and to fulfill its other obligations hereunder; or

                  (ii) except as otherwise expressly provided herein, prevent the Holder from exercising its available remedies upon a default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to the Holder.

            (h) AGREEMENT TO COOPERATE. In the event that a payment may not be made on the Debentures as a result of the provisions of this Section 13, including without limitation, as a result of an Insolvency Event or a default on any Senior Debt, the Company shall, if requested by the Holder, reasonably assist the Holder in attempting to purchase such Senior Debt or otherwise cure such default so that the payment may be made on the Debenture. Nothing in this
Section 13(h) shall obligate the Holder to purchase such Senior Debt or to attempt to cure any such default.

            (i) CONVERSION. Notwithstanding anything to the contrary contained in this Section 13, nothing in this Section 13 shall restrict the rights of the Holder (i) to convert the Debenture in accordance with its terms, including, without limitation, after an Insolvency Event and during the pendency of a default on Senior Debt or (ii) to receive shares of Common Stock on account of interest payments due under this Debenture.

            (j)   DEFINITIONS.

                  (i) "Bank Credit Agreement" shall mean that certain credit agreement by and between the Company and Comerica Bank, as the same may be amended, supplemented or otherwise modified from time to time, as well as any future credit agreement that may be executed by the Company and Comerica Bank or another financial institution that replaces Comerica Bank as the Company's primary commercial bank or lending institution.

                  (ii) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 ET SEQ., or any successor statute thereto.

                  (iii) "Insolvency Event" means (i) any winding-up,
            insolvency, bankruptcy,
            liquidation or reorganization of the Company, whether voluntary or involuntary, (ii) any proceeding or case for reorganization, liquidation, bankruptcy, dissolution or other winding-up of the Company or its assets, whether or not involving insolvency or bankruptcy, (iii) any assignment by the Company for the benefit of creditors or (iv) any receivership or other similar proceeding or any marshalling of assets of the Company.

                  (iv) "Senior Debt" means all obligations and liabilities of the Company, whether for or on account of principal, reimbursement obligations, accrued and unpaid interest (including without limitation all interest accruing on and after an Insolvency Event), fees, expenses, indemnities and other amounts payable under or in connection with the Bank Credit Agreement and all documents or instruments executed in connection therewith, whether outstanding on the date of issuance of this Debenture or hereafter created, assumed or incurred, not to exceed $4,000,000 in the aggregate, provided that in the event of a Change in Control Transaction such amount may be increased to $7,500,000.

      14. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

      15. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

      16. PAYMENT OF EXPENSES; ISSUE TAXES. The prevailing party in any litigation with respect to this Debenture shall be reimbursed by the losing party for all debts and expenses, including attorneys' fees, which may be incurred by such prevailing party in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of Common Shares on conversion of any Debenture pursuant hereto.

      17. DEFAULTS. If one or more of the following described "Events of Default" shall occur:

            (a) The Company shall default in the payment of (i) interest on this Debenture (subject to the Company's option to pay Common Stock Interest), and such default shall continue for three (3) business days after the due date thereof, or (ii) the principal of this Debenture; or

            (b) Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading in any material respect at the time made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Debenture, the Purchase Agreement or the Registration Rights Agreement or such effect substantially diminishes the value of the Holder's investment in the Company; or

            (c) The Company shall fail in any material respect to perform or observe any covenant or agreement in the Purchase Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of three (3) business days after notice from the Holder of such failure; or

            (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or
(4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

            (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

            (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter; or

            (g) The Company shall sell or otherwise transfer all or substantially all of its assets, if such sale or transfer is effected before thirty (30) days have elapsed after the Effectiveness Date, such 30 days to be extended one (1) day for each day after such date on which there is not Effective Registration; or

            (h) Bankruptcy, insolvency or liquidation proceedings or other proceedings, under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

            (i) The Company shall be in default of any of its indebtedness that gives the holder thereof the right to accelerate $500,000 or more in such indebtedness; or

            (j) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

            (k) A tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced;

THEN, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to 120% of the Outstanding Principal Amount of the Debenture, plus accrued but unpaid interest and default payments on the Debenture.

      18. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

      19. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

      20. ASSIGNMENT, ETC. The Holder may transfer or assign this Debenture or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof upon the consent of the Company (such consent not to be unreasonably withheld), and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. No such consent of the Company will be required for any transfer or assignment to (i) an affiliate or affiliates of the Holder or (ii) any person or entity whose investments are managed by an investment adviser that is the same as, or an affiliate of, the investment manager of the Holder. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

      21. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

      22. CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture.

      23. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

      24. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

      25. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, facsimiled or mailed to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

      26. GOVERNING LAW; CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE COMPANY (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AS PROVIDED IN AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                        DATED: ---------------------------------------



                        ZITEL CORPORATION



                        By: ------------------------------------------


                               Name:
                               Title:
                               Address:     47211 Bayside Parkway
                                            Fremont, California  94538












         [SIGNATURE PAGE TO 3% CONVERTIBLE SUBORDINATED DEBENTURE OF
                            ZITEL CORPORATION]

                                     EXHIBIT 1

                        (To be Executed by Registered Holder
                           in order to Convert Debenture)

                                 CONVERSION NOTICE
                                        FOR
              3% CONVERTIBLE SUBORDINATED DEBENTURE DUE JUNE 15, 1999


The undersigned, as Holder of the 3% Convertible Subordinated Debenture Due June 15, 1999 of ZITEL CORPORATION (the "Company"), in the outstanding principal amount of U.S.$------------- (the "Debenture"), hereby irrevocably elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, no par value per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Holder acknowledges and confirms that the Common Stock issued pursuant to this Notice of Conversion has been or will be sold in accordance with the prospectus delivery requirements of the Securities Act of 1933, if applicable, or pursuant to an exemption under such Act.


Conversion Information:        NAME OF HOLDER:---------------------------

                              By: ---------------------------------------
                              Print Name: -------------------------------
                              Print Title: ------------------------------

                              Print Address of Holder:

                              -------------------------------------------
                              -------------------------------------------

                              Issue Common Stock to: --------------------
                              at:  --------------------------------------

                              Electronically transmit and credit Common Stock to: ---------------------------------------
                              at: ---------------------------------------


                              -------------------------------------------
                              Date of Conversion

                              -------------------------------------------
                              Applicable Conversion Rate



                     THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                       BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR:  ---------------------------------------
                                    (NAME OF HOLDER)


                   COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.    Outstanding Principal Amount converted:                    $----------
B.    Accrued, unpaid interest on Outstanding
        Principal Amount converted:                              $----------
C.    Default payments due Holder:                               $----------

                                                              -----------------

TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)               $----------

                                                              -----------------
                                                              -----------------

EXCHANGE PRICE                                                   $----------

Number of Shares of Common Stock = TOTAL DOLLAR AMOUNT CONVERTED = $-----------
                                 Conversion Price                  $-----------



            NUMBER OF SHARES OF COMMON STOCK   =  -------------



If the conversion is not being settled by DTC, please issue and deliver ---- certificate(s) for shares of Common Stock in the following amount(s):

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------


Please issue and deliver ------ new Debenture(s) in the following amounts:

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

                                     EXHIBIT 2


                               COMMON STOCK STATEMENT



Date:-------------


To: [NAME OF HOLDER OF DEBENTURE] ("Holder")


RE:   3% CONVERTIBLE SUBORDINATED DEBENTURE DUE JUNE 15, 1999 ("DEBENTURE") OF
ZITEL CORPORATION (THE "COMPANY"), IN THE FACE PRINCIPAL AMOUNT OF US$--------.


            In lieu of paying interest on the above-referenced Debenture in coin or currency, the Company hereby elects to pay interest on the Debenture, for the Interest Payment Date indicated below, by issuing to the Holder registered Common Stock of the Company, no par value per share. The Company will issue certificates for the Common Stock to be issued pursuant to this Common Stock Statement in the name of, and will deliver the same to, the Holder or its designee. If shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto. No other fee will be charged to Holder. The Company hereby certifies to the Holder, its successors and assigns that the Common Shares due pursuant to this Common Stock Statement equals the amount indicated below. Capitalized terms used in this Common Stock Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.


Interest Payment Date: -------------------



                                     Interest Due to Holder on
Number of Shares of Common Stock  =       Interest Payment        $------------
                                     --------------------------
                                     Conversion Price             $------------

         (determined as if Interest Payment Date were a Holder Conversion Date)


NUMBER OF SHARES OF COMMON STOCK  =     -------------------------




      IN WITNESS WHEREOF, this Common Stock Statement has been duly executed and delivered on the date first written above.




                                        ZITEL CORPORATION


                                        By: ------------------------------------
                                             Print Name:
                                             Print Title: